                                                                Exhibit (d)(iii)

April 30, 2007


Evelyn Dilsaver,
President and Chief Executive Officer,
Schwab Annuity Portfolios
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Annuity Portfolios

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit net operating expenses of the following portfolios, as noted in the table below and described in the portfolios' registration statement filed with the Securities and Exchange Commission.

PORTFOLIO             NET OPERATING     GUARANTEED
                      EXPENSE LIMIT     LIMIT
SCHWAB MONEY MARKET
PORTFOLIO             50 bp expires     4/29/2008

SCHWAB MARKETTRACK
GROWTH PORTFOLIO II   50 bp expires     4/29/2008

SCHWAB S&P 500
PORTFOLIO             28 bp expires     4/29/2008

Sincerely,

/s/ George Pereira                                 /s/ Carolyn Stewart
----------------------                             ----------------------
George Pereira,                                    Carolyn Stewart,
Chief Financial Officer, Charles Schwab            Vice President Schwab Funds
Investment Management, Inc.                        Product Specialist

CC:    David Stone
       Christopher Webb
       Mini Jande
       Elaine Yeary
       Greg Hand